Exhibit 99

VIACOM BOARD OF DIRECTORS CREATES NEW ROLE OF LEAD INDEPENDENT DIRECTOR;
INDEPENDENT DIRECTORS ELECT FREDERIC V. SALERNO TO POSITION

NEW YORK, March 16, 2016 –Viacom Inc. (NASDAQ: VIAB and VIA) today announced that its Board of Directors has created the position of Lead Independent Director and that the company’s independent directors have elected Frederic V. Salerno to the newly created position.

In his new role, Mr. Salerno’s primary responsibilities will include coordinating the activities of the independent directors and to serve as a liaison between the Executive Chairman, President and Chief Executive Officer and other independent directors. The addition of a Lead Independent Director will enhance Viacom’s corporate governance practices, which already include a majority of independent directors and board committees that are comprised solely of independent directors.

Philippe Dauman, Executive Chairman, President and Chief Executive Officer of Viacom, said, “Fred has been a strong leader as a member of our board and his judgment, broad perspective and experience will serve him and the board well as he undertakes his new role as Lead Independent Director. I am committed to strong governance practices that are thoughtful, focused and proactive, particularly in this time of transition for the company. I am delighted that Fred has agreed to take on this important new role that will help maintain a sharp focus on the interests of our entire shareholder base.”

Mr. Salerno said, “I am honored to have been selected by the independent members of the board as Lead Independent Director, and I look forward to greater involvement in representing Viacom’s shareholders. Philippe has set out a clear vision for Viacom that is focused on its unique strengths and global ambitions. I believe that we are poised for tremendous accomplishments and that Viacom’s management team will deliver even greater value in the years ahead.”

Mr. Salerno is a retired Vice Chairman and Chief Financial Officer of Verizon Communications Inc., a position he held from June 2000 to October 2002. Prior to that, Mr. Salerno served as Vice Chairman and Chief Financial Officer of Bell Atlantic (Verizon’s predecessor) beginning in August 1997. Prior to the merger of Bell Atlantic and NYNEX Corporation, Mr. Salerno served as Vice Chairman, Finance and Business Development, of NYNEX from 1994 to 1997. Mr. Salerno was Vice Chairman of the Board of NYNEX and President of the NYNEX Worldwide Services Group from 1991 to 1994. Mr. Salerno has served as a director of Akamai Technologies, Inc. since 2002, IntercontinentalExchange, Inc. since 2002, CBS Corporation since 2007 and FCB Financial Holdings Inc. since 2010.

About Viacom

Viacom is home to premier global media brands that create compelling television programs, motion pictures, short-form content, apps, games, consumer products, social media experiences, and other entertainment content for audiences in 180 countries. Viacom's media networks, including Nickelodeon, Comedy Central, MTV, VH1, Spike, BET, CMT, TV Land, Nick at Nite, Nick Jr., Channel 5 (UK), Logo, Nicktoons, TeenNick and Paramount Channel, reach over 3.5 billion cumulative television subscribers worldwide. Paramount Pictures is a major global producer and distributor of filmed entertainment.

For more information about Viacom and its businesses, visit www.viacom.com. Keep up with Viacom news by following Viacom's blog at blog.viacom.com and Twitter feed at www.twitter.com/viacom.

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Contacts:
Media	Investors
Jeremy Zweig	James Bombassei
212-846-7503	212-258-6377
jeremy@viacom.com	james.bombassei@viacom.com

Lex Suvanto	Pamela Yi
Managing Director, Edelman, on behalf of Viacom	212-846-7581
212-729-2463	pamela.yi@viacom.com
lex.suvanto@edelman.com